UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2017

FREEZE TAG, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54267	20-4532392
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18062 Irvine Blvd, Suite 103 Tustin, California	92780
(Address of principal executive offices)	(zip code)

(714) 210-3850

(Registrant’s telephone number, including area code)

___________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On January 18, 2017, we amended a Convertible Promissory Note (the “Note) with an accredited investor. We agreed to amend the Note to increase the principal sum in the amount of $100,000, to a total principal sum of $600,000. As of the note amendment date, consideration paid on the note was $554,000. All other terms of the Note remain the same.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On January 24, 2017, we received a notice of conversion to issue 30,458,849 shares of our common stock to a non-affiliate holder of one of our outstanding convertible promissory notes. The holder notified us of their election to convert $1,522.94 of principal and interest due under the promissory note into the shares. The shares will be issued within 5 business days, pursuant to the terms of the agreement, and dependent on the timing of the transfer agent. Due to the length of time since the holder lent us the funds and that the holder has held the note, the shares will be issued without a standard Rule 144 restrictive legend. Based on the representations of the investor in the Convertible Promissory Note and the Notice of Conversion, the issuance of the shares will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor was accredited and sophisticated, familiar with our operations, and there was no solicitation.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeze Tag, Inc., a Delaware corporation

Date: January 24, 2017	By:	/s/ Craig Holland
Craig Holland, President and Chief Executive Officer (Principal Executive Officer)

3